                                                                      Exhibit 99
                                                                      ----------

                              DECEMBER 31, 1997
                              -----------------

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement (Unaudited)

                                                                               Year Ended             Three Months Ended
                                                                            December 31, 1997          December 31, 1997
                                                                            -----------------          -----------------
1.   Statement of Cash Available for Distribution:

     Net Income                                                                  $1,117,000                $  258,000
     Add:    Depreciation and amortization charged to income not affecting
             cash available for distribution                                         43,000                    10,000

             Minimum lease payments received, net of interest income
             earned, on leases accounted for under the financing method             381,000                    99,000

             Net proceeds from sale of property                                      80,000                         -

     Less:   Other income - non cash item                                           (62,000)                  (15,000)
             Gain on sale of property                                               (46,000)                        -
             Cash to reserves                                                      (818,000)                 (200,000)
                                                                                 ----------                ----------
             Cash Available for Distribution                                     $  695,000                $  152,000
                                                                                 ==========                ==========
             Distributions allocated to General Partners                         $        -                $        -
                                                                                 ==========                ==========

             Distributions allocated to Limited Partners                         $  695,000                $  152,000
                                                                                 ==========                ==========

2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended December 31, 1997:


          Entity Receiving                                 Form of
         Compensation                                   Compensation                                       Amount
-----------------------------------    -----------------------------------------      ----------------------------------------
     Winthrop

     Management LLC                     Property Management Fees                          $5,000

     General Partners                   Interest in Cash Available for Distribution       $    -

     WFC Realty Co., Inc.
     (Initial Limited Partner)          Interest in Cash Available for Distribution       $  697

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